Exhibit 10.1
June 24, 2009
Rolando de Aguiar
Tween Brands, Inc.
8323 Walton Parkway
New Albany, Ohio 43054
Dear Rolando:
As you know, Tween Brands, Inc. (the “Company”) is contemplating entering into an Agreement and Plan of Merger (the “Merger Agreement”) with Dress Barn, Inc., a Connecticut corporation (“Parent”), and Thailand Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which Merger Sub will merge with and into the Company, with the Company becoming a subsidiary of Parent following such merger (the “Merger”).
The Company recognizes that if it enters into the Merger Agreement, you will be asked to perform additional responsibilities during the executory period as the Company works to consummate the Merger. In recognition of these additional responsibilities, and as a special incentive for you to remain continuously employed with the Company through the closing of the Merger, the Company will pay you a special retention bonus (the “Retention Bonus”) equal to Two Hundred Thousand dollars ($200,000.00) if you remain continuously employed by the Company through the closing date of the Merger. The Company will also pay you your full Retention Bonus if the Merger closes but, prior to the closing date of the Merger, the Company terminates your employment without “Cause” (as defined in your Executive Agreement with the Company dated as of September 26, 2008 (the “Executive Agreement”)). However, if your employment with the Company terminates prior to the closing date of the Merger for any reason other than a termination by the Company without Cause, you will not be eligible to receive your Retention Bonus, and in no event will you be considered to have earned this bonus. If your Retention Bonus becomes earned and payable, the Company will pay the full amount of the Retention Bonus to you in cash within fifteen (15) days after the closing date of the Merger.
This Retention Bonus opportunity is being provided to you in addition to your incentive compensation opportunities under the Company’s incentive compensation plans (e.g., your semi-annual incentive opportunity under the Company’s Incentive Compensation Performance Plan).

In addition, subject to the closing of the Merger, Section 3(b)(4) of your Executive Agreement is hereby amended to provide that, in the event you become entitled to severance payments as a result of a termination by the Company without Cause or a Change in Control Termination (as defined in the Executive Agreement), the deduction for any salary or compensation you earn from other employment or self-employment shall not apply as to your employment or self-employment during the period you receive severance payments unless and until the aggregate severance payments to you total 100% of your Base Salary (as defined in the Executive Agreement). The intent of this amendment is to eliminate the mitigation provision currently contained in Section 3(b)(4) of your Executive Agreement with respect to the first 100% of your Base Salary that becomes payable as severance. Such mitigation provision will only apply as to any salary or compensation you earn from other employment or self-employment after the point in time when you have received total severance payments pursuant to Section 3(b) of the Executive Agreement equal to 100% of your base salary and, in the case of any such salary or compensation, such amounts shall reduce any severance otherwise payable or to be paid to you on a dollar-for-dollar basis. In no event, however, shall you be required to repay any severance theretofore paid or required to have been paid to you. For purposes of clarity, if your employment is terminated by the Company prior to the closing date of the Merger, the foregoing amendment to Section 3(b)(4) of your Executive Agreement will still apply.
If for any reason the Company does not enter into the Merger Agreement, or if the Merger fails to close for any reason, you will not be eligible to receive your Retention Bonus and the amendment to Section 3(b)(4) of your Executive Agreement shall not take effect.
The Company may withhold (or cause there to be withheld) from your Retention Bonus such non-U.S., U.S., state, local or other employment, income, or other taxes as may be required to be withheld pursuant to any applicable law or regulation.
This letter agreement will be governed by, and shall be construed and enforced in accordance with, the internal laws of the State of Ohio, without regard to conflicts of law principles. The Company may assign this letter agreement to any successor (whether by amalgamation, merger, consolidation, purchase or otherwise) to all or substantially all of the equity, assets or business of the Company, and this letter agreement will be binding upon and inure to the benefit of such successors and assigns. This letter agreement constitutes the entire agreement between you and the Company with respect to the terms of your Retention Bonus and the amendment to your Executive Agreement, and supersedes all prior agreements, if any, understandings, and arrangements, oral or written, between you and the Company with respect to the subject matter of this letter agreement. Except as amended by this letter agreement, the terms of your Executive Agreement shall continue to apply following the closing of the Merger.
The Company appreciates all of your efforts to date. Please sign where indicated below to acknowledge and agree to the terms of this letter agreement. Any signature delivered by facsimile or PDF shall be deemed for all purposes as being a good and valid signature.
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Sincerely,
/s/ Michael W. Rayden
Michael W. Rayden
Chairman and Chief Executive Officer
Accepted and Agreed:

/s/ Rolando de Aguiar
Rolando de Aguiar

Signature Page to R. de Aguiar Retention Letter